PRIVATE AND CONFIDENTIAL

October 29, 2021

Letter of Intent

This letter of intent (this "LOI") sets out the understanding among the parties hereto of the principal terms on which HEALTHTECH SOLUTIONS, INC., a Utah corporation ("HLTT"), HEALTHTECH ONCOLOGY, INC., a Delaware corporation ("HoldCo"), and the individuals who were formerly shareholders of HoldCo (the "Shareholders") shall agree to (a) the exchange of 29,737.184 shares of Series C Preferred Stock of HLTT for 29,737,184 shares of common stock of VARIAN BIOPHARMACEUTICALS INC., a Delaware corporation (“Varian”) and (b) the termination of the Agreement and Plan of Merger and Reorganization dated March 30, 2021 among the parties hereto and thereto (the “Termination Agreement” and collectively, the "Transaction").

The terms of this LOI are intended to be binding on HLTT, HoldCo and Varian (each, a "Party" and, together, the "Parties", which terms shall also include the Shareholders). In accordance with the foregoing, the HLTT, HoldCo and Varian hereby agree as follows:

1.	Transaction. The Transaction will be structured as (i) a Share Exchange Agreement among HoldCo, HLTT and the Shareholders, and (ii) a Termination and Mutual Release Agreement to be entered into among the Parties.
2.	Consideration. In consideration for the Termination, HLTT shall receive 5.5% of the shares of common stock of Varian on a post-Transaction basis.
3.	Release. The Termination Agreement will include a customary release by each Party, that such Party, their affiliates and their respective present and former managers, directors, officers and employees and each of their respective heirs, executors, administrators, successors and assigns shall release each other Party as to all matters existing at or prior to the Termination Date.
4.	Mutual Non-Disparagement. The Parties agree that during the period of this LOI and following the Termination Date, both Parties shall conduct themselves in a professional manner and agree that neither Party shall make any public statement disparaging or criticizing in any way the other Party or any of its investment strategies, business activities, strategic partnerships, affiliates, or any of their personnel nor engage in any conduct or make any other negative statements that could be reasonably expected to impair the goodwill or the reputation of either Party in any manner, with the only exception as required by law for disclosure purposes only, and then only after prior consultation with counsel representing the other Party with each Party using every effort to preserve this provision including the terms and conditions contained in this LOI. Nothing in this Section 4 shall be deemed to limit either Party’s rights to seek legal remedies or to enforce a Party’s rights under this LOI or the Transaction Documents.

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5.	Confidentiality Agreement. This LOI and any discussions in connection herewith shall be treated by each of the Parties as strictly confidential and shall not (without the prior consent of the other Party or as contemplated herein) be disclosed by either Party to any person other than a director, manager, officer, employee, agent, member, shareholder, lender, or professional advisor of or to such Party with a need to know for purposes connected with the Transaction or other matters contemplated by this LOI, and then only on a confidential basis and also on the basis that such Party shall be liable for any breach of confidentiality by a person to whom it makes disclosure. The filing by HLTT of a Current Report on Form 8-K disclosing the terms of this LOI shall not be a breach of the covenants in this Section 5.

6.	Cooperation with Reporting. Varian hereby covenants to provide HLTT with all financial information requested of Varian by HLTT, which information shall be provided at such times as will enable HLTT to make timely filing with the Securities and Exchange Commission of HLTT's Quarterly Report on Form 10-Q for the period ended September 30, 2021 and its Annual Report on Form 10-K for the year ended December 31, 2021. The Varian financial statements for the requisite periods shall be provided in standard QuickBooks format on accrual basis, and be accompanied by such supporting documentation as is appropriate to permit audit of the financial statements or otherwise requested by HLTT's auditor.
7.	Notice. Any notice required or permitted to be given under this LOI shall be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other Party):
(a)	if to HLTT:

Healthtech Solutions, Inc.

181 Dante Avenue

Tuckahoe, NY 10707-3042

email: president@hltt.tech

with a copy, which shall not constitute notice, to:

Robert Brantl, Esq.

181 Dante Ave.

Tuckahoe, NY 10707-3042

email: rbrantl21@gmail.com

(b)	if to Varian:

Varian Biopharmaceuticals, Inc.

4851 Tamiami Trail North, Suite 200

Naples, FL 34103
jdavis@varianbio.com

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with a copy, which shall not constitute notice, to:

Anthony W. Epps, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202
email: epps.anthony@dorsey.com

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy by 4:00 p.m. Eastern time on a Business Day shall be deemed conclusively to have been effectively given on the day the notice was delivered or, if after such time, or if such day is not a Business Day, on the next following Business Day. Any notice sent by prepaid registered mail shall be deemed conclusively to have been effectively given on the third Business Day after posting, but if, at the time of posting or between the time of posting and the third Business Day thereafter, there is a strike, lockout or other labour disturbance affecting postal service, then the notice shall not be effectively given until actually delivered.

8.	Corporate Authority. The Parties have full legal authority to enter into this LOI and to perform the same in the time and manner contemplated and the individuals whose signatures appear below are authorized to sign this LOI on behalf of their respective corporations.
9.	Governing Law. The validity, interpretation and enforcement of this LOI shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.
10.	Submission to Jurisdiction. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.
11.	Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.
12.	Tax Structure. Each of the Parties acknowledge and agree that each is solely responsible for determining the tax consequences applicable to its particular circumstances, that each has relied on the advice of its own legal and tax advisors and that it has not received, and no Party has provided to it, any legal or tax advice in connection with the Transaction. The Parties reserve the right to make changes to this LOI and/or the Transaction Documents solely for tax structuring purposes in accordance with advice from legal and tax advisors.
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13.	Independent Legal Advice. Each Party acknowledges and agrees that it has had the opportunity to seek independent legal advice with respect to the subject matter of this LOI and hereby represents and warrants that it has sought independent legal advice or waives the opportunity to seek such advice.

14.	Entire Agreement. This LOI represents the entire agreement between the Parties, and supersede all other prior or contemporaneous agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.
15.	Expenses. Each of the Parties shall be responsible for all of its own costs, fees and expenses (including all legal, and the other accounting and financial advisory fees and expenses) incurred in connection with the negotiation, preparation and execution of this LOI, the Share Exchange Agreement, Termination Agreement and the documents and instruments to be entered in connection therewith (collectively the "Transaction Documents”) and otherwise with respect to the Transaction. Notwithstanding the foregoing, Varian agrees to assume outstanding invoices of Danforth directly attributed to work on Varian’s financial statements in an amount not to exceed $42,000.00 (forty-two thousand US dollars) and to reimburse HLTT for 75% (seventy-five percent) of outstanding amounts invoiced by Dorsey & Whitney LLP, not to exceed $50,000.00 (fifty thousand US dollars).
16.	Further Assurances. Each Party shall, at its own cost, do or cause to be done all acts and things, execute and deliver, or cause to be executed and delivered, all agreements and documents, and provide any assurances, undertakings and information, as may be reasonably requested from time to time by any other Party in order to give effect to the Binding Provisions of this LOI and the other Transaction Documents or as may be required from time to time by any applicable regulatory authorities.
17.	No Third Party Beneficiaries. Except as may be otherwise expressly and specifically set out in this LOI, nothing herein is intended, nor shall be construed, to confer upon any person, other than the Parties and their successors or permitted assigns, any rights, benefits or remedies under or by reason of this LOI.
18.	Amendment and Waiver. No supplement, modification or amendment of this LOI shall be binding unless it is executed in writing by each Party. No waiver of, failure to exercise or delay in exercising, any provision of this LOI shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
19.	Severability. Each provision of this LOI is distinct and severable. If any provision of this LOI, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision shall not affect the legality, validity or enforceability of the remaining provisions of this LOI in that or any other jurisdiction, or the legality, validity or enforceability of that provision in any other jurisdiction.
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20.	Binding Effect. The Parties agree that this LOI is a binding obligation on the part of the Parties.

21.	Counterparts and Electronic Means. This LOI may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. Delivery of an executed copy of this LOI by email, DocuSign or other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this LOI as of the date of successful transmission.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this LOI in a manner legally binding upon them as of the date first above written.

HLTT

By: /s/ Manuel Iglesias

Name: Manuel Iglesias

Title: President

HOLDCO

By: /s/ Paul Mann

Name: Paul Mann

Title: Chairman

VARIAN

By: /s/ Jeffrey B. Davis

Name: Jeff Davis

Title: Chief Executive Officer

[Signature page to Letter of Intent]